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Osteotech, Inc.
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EXPLANATORY NOTE
Filed Documents
This filing consists of the following documents relating to the proposed acquisition of Osteotech, Inc. (“Osteotech”) by Medtronic, Inc. (“Medtronic”):

Exhibit A:	Letter to physicians

Exhibit B:	Letter to distributors

Exhibit C:	Letter to vendors

Exhibit D:	Comments from Sam Owusu-Akyaw, Osteotech’s Chief Executive Officer, at the Osteotech employee meeting held on August 17, 2010

Exhibit E:	Osteotech’s PowerPoint presentation from the Osteotech employee meeting held on August 17, 2010

Exhibit F:	Medtronic’s PowerPoint presentation from the Osteotech employee meeting held on August 17, 2010
Additional Information about the Proposed Transaction and Where You Can Find It
Osteotech intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with the proposed acquisition of Osteotech by Medtronic. The definitive proxy statement will be mailed to Osteotech stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS WITH RESPECT TO THE TRANSACTION, INVESTORS AND SECURITY HOLDERS OF OSTEOTECH ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, OSTEOTECH AND MEDTRONIC. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech at 51 James Way, Eatontown, New Jersey, 07724.
Information Regarding Participants
Osteotech, Medtronic and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Osteotech stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Osteotech stockholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 16, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov, or by accessing Medtronics’s website at www.Medtronic.com and clicking on the Investors link. You can find information about Osteotech’s executive officers and directors in its definitive proxy statement filed with the SEC August 3, 2010. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov or by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech at 51 James Way, Eatontown, New Jersey, 07724.

Exhibit A
Letter to Physicians
As you may have read earlier today we announced in a press release that we have signed an agreement with Medtronic to be acquired and integrated into their biologics business.
We wanted to reach out to you personally to share this news and briefly discuss the opportunities that this transaction will create for our organization and the biologics industry. In addition, we wanted to thank you for the support you have given our products and technology over the years.
As a result of your loyalty to and belief in our family of products, we have successfully transformed Osteotech from a basic tissue processing company to an emerging leader in the high-tech biologics market. Over the past 3+ years, we have built multiple technology platforms that support a broad range of therapy-driven products that deliver superior clinical results to you and your patients. You have helped us build and maintain our market-leading position with our Grafton® DBM family of products, and at the same time, your support has allowed us to gain valuable mind share for our newest products including MagniFuse™ Bone Grafts and Plexur® Biocomposites.
We believe that Medtronic will carry forward our mission to develop leading-edge regenerative biologics that will positively impact the lives of patients, enhance physicians’ capabilities to deliver superior surgical outcomes and enhance the gift of life to promote healing. We are very proud of this next step we are embarking upon.
Once again, we want to thank you for all the support you’ve provided throughout the years. We have worked tirelessly to build the greatest biologics platform available and to redefine leading-edge grafting techniques. With your confidence and commitment to our technology, we have emerged as a leader in the biologics industry. We are confident that this combination of two world-class organizations will provide continued benefits to the physician and patient communities we jointly serve.
Please feel free to contact us directly with any questions; we look forward to utilizing our shared history to build a bright future.

Exhibit B
Letter to Distributors
As you may have read earlier today we announced in a press release that we have signed an agreement with Medtronic to be acquired and integrated into their biologics business.
We wanted to reach out to you personally to share this news and our excitement about the opportunities that this transaction will create for our organization and the biologics industry. Thanks in no small part to your contributions we have successfully transformed Osteotech from a basic tissue processing company to an emerging leader in the high-tech biologics market. Over the past 4 years, we have built multiple technology platforms that support a broad range of therapy-driven products that deliver superior clinical results to surgeons and their patients. You have helped us maintain our leading position in the market with our Grafton® DBM family of products, and at the same time, your efforts have allowed us to gain valuable market share for our newest products including MagniFuse™ Bone Grafts and Plexur® Biocomposites.
We are grateful for your hard work and loyalty and we hope we can count on your continued support through this next phase. Please realize that this transaction will take time to close and we appeal to you to continue to service your customers with the same level of care that you’ve always exhibited.
We know that you may have many questions, and we encourage you to reach out to us directly. In the interim, here are some key considerations to keep in mind:
•	Until the close of the transaction, Medtronic and Osteotech remain separate companies and therefore business will be conducted as usual. We will continue to work with you to serve our customers and surgeons as we have since our doors opened more than 20 years ago. We need your continued support as we focus on customer service, ongoing product development and product sales.

•	There will be no immediate change in quotas, commissions or any sales-related processes. We are focused on continuing to work with you and we hope to build upon our strong, existing relationship. As such, we want encourage an interactive dialogue regarding how we may support you through this transition.
Once again, we want to thank you for all of your hard work and dedication over the years and continued support throughout this transaction. We look forward to continuing our relationship with you as we grow.

Exhibit C
As you may have read, Osteotech announced in a press release that it has signed a definitive agreement with Medtronic, Inc. to be acquired and integrated into their biologics business.
As a key strategic supply partner, I wanted to personally communicate this exciting news to you and your team. With your support, we have successfully transformed Osteotech from a tissue processing company to an emerging leader in the high tech biologics market. We have built a series of technology platforms that support a broad range of therapy-driven devices that deliver superior results for surgeons and their patients.
We believe that the strength of the Medtronic global distribution network will allow these devices to reach their significant market potential and that you will benefit directly from this growth. While the exact timing for the completion of the merger is uncertain, we encourage you to begin planning for opportunities that this transaction may create for you and your organization.
We are grateful for your support in the past and we need your continued support as we complete this strategic transaction.
We know that you have many questions and we encourage you to reach out to us directly. In the interim, here are some key considerations to keep in mind:
•	Until the close of the transaction, Medtronic and Osteotech remain separate companies and; therefore, business will be conducted as usual.

•	You will continue to receive Purchase Orders from Osteotech and you will continue to deliver goods and services to our facilities.
We value your partnership and thank you in advance for your continued support throughout this transition.

Exhibit D:
All Hands Employee Meeting Comments
Sam Owusu-Akyaw
Good morning everyone, by now I believe you have all seen this morning’s press release. Let me open my comments by saying that transaction is based upon our mission statement focused on:
•	Developing technology to promote biological healing to restore function;

•	To be innovative with the gift of life and provide customer satisfaction;

•	To help our employees achieve professional growth;

•	And last, but not least to enhance the value of our shareholders’ investments.
With that in mind, I’ve prepared a few comments for this morning that should help you better understand this transaction.
First, thank you all for attending this impromptu company meeting, we appreciate your flexibility. Joining me today from Medtronic are Tom McGuinness, general manager of the biologics business and Mike Nicoletta, who will be heading up integration activities at Medtronic.
Let me start by saying that, because of you, we have transformed Osteotech from being a basic processing company to a high-tech biologics company. As a result, Osteotech has unique characteristics and skills compared with the “metal” companies, which make several of your skills in high demand. We are hopeful that through this transaction, you will be able to continue to grow professionally with a company like Medtronic. Medtronic’s global scale and scope across geographies and functions in the medical device industry position it to provide additional opportunities for personal growth beyond that which Osteotech is able to offer.
This transaction is the culmination of the hard work that Osteotech’s employees, domestic sales agents and international distributors have put in over the past 4 years to execute a growth strategy focused on new technology and procedure specific product development. Despite the enormity of the goal, you all remained focused on utilizing our assets to create therapy-driven products that deliver superior clinical results to our surgeon customers and their patients. We succeeded in achieving this goal and creating what we believe to be the greatest biologics platform. A platform that we believe can live up to its promise under the direction and support of Medtronic.
As you have probably all read by now, we announced in a press release this morning that Medtronic will be acquiring Osteotech for $6.50 per share in an all-cash transaction valued at approximately $123 million. To shareholders, and most of you are shareholders, this means you will receive an approximately 65% premium compared with yesterday’s closing price. For your reference, from 2006 through 2010 in similar transactions, the average premium to the previous day’s closing stock price was just 43%. We the management team and board of directors, believe this premium illustrates the strong value of our organization and that this transaction represents the best step forward for all our stakeholders.

In fact, we believe that this transaction is the natural, next step in the evolution of the company. Make no mistake, we were only successful in putting together this exciting corporate development because of your dedication and focus on achieving our long-term strategic goals.
We are excited that this acquisition can and will expand upon all of the work that you’ve done and extend the value of the biologics platforms that you have built. We are pleased that the spirit of our mission as a company will live on.
I know that you will have many questions, and we will open the floor following some remarks from the Medtronic team. But before I turn the meeting over to Tom, I want to stress a few points.
First, we will be operating business as usual. Tomorrow will be no different from yesterday or today and we will continue to exceed the expectations of our customers and surgeons. We will continue to work closely with the international and domestic distributors and our vendors as we have since our doors opened more than 20 years ago. Plain and simple, we need your continued support and I know you will put forth the same strong effort you put in everyday.
Second, we will be working closely with Medtronic regarding next steps for our employees and we will provide you with updates as the process moves on.
Finally, over the next several days, we will be filing detailed documents with the SEC regarding this transaction and we urge you, as shareholders, to review these materials. As we disclosed in the press release this morning, this transaction is subject to shareholder and regulatory approval. Along with all other shareholders, you will receive a proxy statement asking for your vote. Currently, we expect the transaction to close sometime in the fourth quarter.
Thank you very much for your attention. I’d like to now turn the floor over to Tom.
After Medtronic Comments
I would like to close this meeting with two important sentiments. First, we thank you, pure and simple, for all of your hard work over the years.
Finally, as always, I have an open door policy and welcome any of your questions or concerns. We will continue to be available to answer your questions as the process moves on.

Exhibit E
Employee Communication August 17, 2010

industrial way corridor neighbors helping neighbors FOOD DRIVE

From Tissue Processor to Biologics Innovator 1986 1991 2000 2005 2007 2009 2010 2011

traditional allograft BONE AND SOFT

grafton demineralized Bone Matrix (DBM) The Gold Standard in DBM

GRAFTECH STRUCTURAL ALLOGRAFTS

15 Months Post Op

PLEXUR

PLEXUR INNOVATIVE GRAFTING

BONE GRAFT

FACET

BIO GENESIS

GRAFTON® in Spine

GRAFTON® Matrix — Posterior Lumbar 1 Year Post Op

GRAFTON®Matrix Strips — Spinal Deformity

GRAFTON® A-Flex — Acetabular Revision Immediate Post Op 6 Months Post Op

GRAFTON® Flex

GRAFTON® Gel — Percutaneous Injection

PLEXUR

Plexur P® Wedge Pre Op 8 Weeks Resumed Normal Activity

Plexur P® Block Pre Op 3 Months Resumed Normal Activity

Plexur P® Cylinder Pre Op 3 Months Resumed Normal Activity

Time 0 — Rabbit 6 Months — Rabbit

PLEXUR INOVATIVE GRAFTING

Plexur M® — Shatzker VI Pre Op Immediate Post Op 10 Months Post Op

Plexur M® — Proximal Tibial Tumor 44 Weeks Post Op 21 Weeks Post Op 7 Weeks Post Op Immediate Post Op

Injectable Non-weight bearing Polyurethane platformPart A: Lysine triisocyanate-polyethylene glycol (LTI-PEG)Part B: Hardener (Polyol + catalyst) Setting time: 15 minutes Bone In situ Bone/polymer foam Setting time: 15 minutes Handling time: 3-5 minutes In situ Bone/polymer foam

MAGNI FUSE BONE GRGFT

Growth Factors Full Array of Growth Factors Embedded in Natural Human Collagen •BMP 2,4,6,7 •TGF-? •PDGF •IGF Nanotechnology

MagniFuse® Cervical & Thoracic

MagniFuse® PL 3 Months Post Op 6 Months Post Op Rapid and Solid Bone Formation

Immediate Post Op 3 Months Post Op 6 Months Post Op Rapid and Solid Bone Formation

6-Months Post Op (3-Dimensional CT Reconstruction)

Microstructure 250x 1,000x 10,000x

Film Wound Repair Human Collagen Sponge Technology Hernia Repair

HCT™ Human Collagen Technology MagniFuse® Bone Graft FacetLinx™ Fusion Technology Plexur® Innovative Grafting Grafton® Demineralized Bone Matrix Xpanse® Bone Insert

Exhibit F:
Medtronic: Innovating for Life Town Hall Meeting August 17, 2010 1 | MDT Confidential

The Early Years

The Place to Be ... A Rich History of Leadership 50 ~50 21,000+ Diseases Treated Years of the Patents Awarded with Medtronic Medtronic Mission Products 7M 150,000+ $11B Patients Benefit fit Returned to from Medtronic Products Shareholders Products in Last 5 Years Annually

Innovation Has Driven Growth and Success Driven FY01 FY10 CRDM CardioVascular cular $ Billions lllioi nss 15.8 16 14.6 Physio Control 13.5 12.3 12 11.3 10.1 Spinal 9.1 8 7.7 6.4 5.6 Neuromodulation 4 Diabetes 0 FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 FY09 FY10 Surgical Tech

Global Diversification has Driven Performance Europe & FY01 Central Asia Japan International Revenue Int’l Greater China % of Total Revenue 8 40% $ Billions Other Asia 6.5 6 5.6 5.2 4.4 Canada 4 3.7 30% 3.3 2.9 Middle East 2.3 1.9 1.9 & Africa 2 Latin America 0 20% FY01 FY02 FY03 FY04 FY05 FY06 FY07 FY08 FY09 FY10

Leading Positions in Chronic Disease Markets Chronic Disease Epidemic: Focus Positions Us for Growth Large, Growing and Costly 60% of deaths worldwide from chronic disease 17% growth in chronic disease deaths by 2015 of healthcare spending 75% on chronic disease

Integrating Technology to Deliver Innovation LIFE SCIENCES Targeted Drug Delivery Materials ENGINEERING SCIENCES Power Sources Closed-Loop Systems Miniaturization INFORMATION Connected Care Imaging TECHNOLOGY Navigation

We Share a Patient-Centric Mission “We believe our first responsibility is to use technology to enhance the gift of life; to develop therapy-driven products that alleviate pain and promote biological healing and restore function.”

Together, We Will Be Better Positioned To: Drive awareness and demand for Biologics Offer distinctive product portfolio and pipeline Create opportunities to develop breakthrough next-generation products Expand across treatment areas Accelerate growth internationally With our shared expertise, innovation and values, we will enhance our ability to serve doctors and their patients and continue to fulfill our mission of alleviating pain, restoring health and extending life

Medtronic Therapy Portfolio Growth Factors DBMs Synthetics Grafting INFUSE® PROGENIX® MASTERGRAFT® Bone Structural Specialty Traditional CAPSTONE® Cortical Facet Dowel Allograft Bone Chips Allograft CORNERSTONE® Durepair® PRECISION®

Therapy Portfolio

Medtronic (red) / Osteotech (green)

Bone Grafting

Growth Factors	DBMs	Synthetics
INFUSE® (Medtronic)	GRAFTON® (Osteotech)	MASTERGRAFT® (Medtronic)
	MAGNIFUSE® (Osteotech)	PLEXUR® (Osteotech)
	PROGENIX® (Medtronic)	

Allograft

Structural	Specialty	Traditional
CAPSTONE® (Medtronic)	BioGenesis® (Osteotech)	Allograft Bone Chips (Medtronic)
CORNERSTONE® (Medtronic)	Cortical Facet Dowel (Medtronic)	Trad'l Allograft (Osteotech)
Graftech® (Osteotech)	Durepair® (Medtronic)	
PRECISION® (Medtronic)	FacetLinx®, Xpanse® (Osteotech)	

11 | MDT Confidential Medtronic

Medtronic Biologics & Regenerative Therapies Distinctive Capabilities Global Revenue $ Millions World-class Biologics talent +37% 871 806 833 Gold-standard 701 commercial capabilities 571 Drug/device combo 413 product development 257 expertise 95 Industry-leading clinical and economic evidence FY03 04 05 06 07 08 09 10E Leading field scale High-growth focus Lean operating area within MDT, model delivers targeting incremental 179% RONA, well investments above MDT average

Upside Remains in rhBMP-2 Franchise, and We Are Investing to Unlock New Applications Dental/CMF Current indications Sinus Aug. / Alveolar Cleft Ext. Sockets Ongoing studies New/projected studies Ridge Augmentation Multi-level ACDF 8 anticipated IDEs Cervical (ACDF) focus on the most Adult Deformity difficult orthopedic (scoliosis) Spine healing Anterior Lumbar (ALIF) environments Transforaminal Postero Lateral Lumbar (TLIF) Unlock $2B — $3B Fusion (AMPLIFY) in revenue Postero Lateral potential Fusion (INFUSE) Orthopedic Acute, Open Tibia Del. Healing Tibia Fracture Hind-foot Fusion 13 | MDT Confidential

Our Vision: Global Leader in Musculoskeletal Biologics & Regenerative Therapies Broader Biologics s Stem cell therapy y rhGDF-5 Pain therapies Technologies Disc repair Diagnostics $1B Foundation New Bone grafting Opportunities Spine Orthopedics U.S. Dental Global Next Generation Products

Moving Forward Guiding Principles to ensure seamless integration: 3 Maintain business momentum during the integration period 3 Understand and respect both cultures and how we operate 3 Never compromise quality or delivery of customer supply 3 Provide employees with frequent, direct and open communication Post integration, our combined businesses will be positioned to offer a truly distinctive, world-class portfolio

Q&A